EXHIBIT 10.39

May 13, 2008

Joan Walsh
124 Romain Street
San Francisco, CA 94114

Re:  Employment Agreement
Dear Joan:

This letter agreement  (this “Agreement”) sets out the terms of your continuing employment as Editor-in-Chief with Salon Media Group, Inc. (the “Company”).

You will be paid a Base Salary, effective June 1, 2008, of $9,583.33 semi-monthly ($230,000 on an annualized basis), less applicable tax and other withholdings in accordance with the Company’s normal payroll procedures.  You are also eligible to participate to participate in various Company fringe benefit plans, including group health insurance, 401(k), and vacation programs.

You will be entitled to a Bonus Plan for Fiscal Year 2009 (April 1, 2008 through March 31, 2009) based on a target of $150,000, per the attached schedule. This Plan has been approved by the Compensation Committee of the Board of Directors. Amounts earned under the plan are payable in cash or stock, at the sole discretion of the Company.  Amounts paid in stock will be 125% of the cash value.

You will be granted 125,000 stock options to be issued and priced on the date approved at the next scheduled Board meeting in June, 2008, provided there are sufficient shares remaining in the option pool under the current plan. If not, the Board will consider revising the pool, subject to shareholder approval, to allow for this award. These options will vest as follows: 25% on the first anniversary of the grant date; 1/36 of the remaining options monthly over the remaining 36 months, and will otherwise be subject to the terms of the Company’s option plan then in effect.

Your employment with the Company is “at will”; it is for no specified term, and may be terminated by you or the Company at any time, with or without cause, upon 30 days advance notice.  In the event  of a termination of your employment by the Company for a reason other than “Cause” (as defined below), your death or your “Disability” (as defined below), or a termination of your employment by you for a “Good Reason” (as defined below), provided that you execute and deliver a full general release of all known and unknown claims that you may then have against the Company arising out of or any way related to your employment or termination of employment with the Company, you will be entitled to receive the following: (i) a “Severance Payment” in an amount equal to twelve months of your then current Base Salary, less applicable withholdings, payable in accordance with the Company’s regular payroll cycle and in equal installments over a twelve month period (the “Severance Period”) commencing either immediately following the date of such termination of employment or a later date as you and the Company may agree is necessary or desirable; (ii) if you are covered under the Company’s group health plan as of the date of termination of your employment and as a result you suffer a loss of benefits under such group plan, and you timely elect to continue group health benefits under applicable law (COBRA), the Company will reimburse you for any COBRA premiums you pay for COBRA coverage for the period from the date of termination of employment until the earlier of (A) the date on which you first become covered under another employer’s group plan, or (B) the date that is twelve months after the date of termination of your employment (the COBRA Payments); (iii) an amount equal to one half of the bonus that you would have earned  for the then current fiscal year under your then applicable bonus plan if the Company’s then current fiscal year were deemed ended (and you were deemed employed on but not after) the date of such termination and (iv) if such a termination of employment occurs, 100% of the then outstanding stock options held by you shall be fully vested and exercisable as of the date of termination of your employment.

For the purposes of this Agreement, “Cause” shall mean the occurrence of one or more of the following: (1) your theft, dishonesty, willful misconduct, breach of fiduciary duty for personal profit, or falsification of any Company documents or records; (2) your material failure to abide by the Company’s code of conduct or other policies (including, without limitation, policies relating to confidentiality and reasonable workplace conduct); (3) your unauthorized use, misappropriation, destruction or diversion of any tangible or intangible asset or corporate opportunity of the Company (including, without limitation, your willful improper use or disclosure of the Company’s confidential or proprietary information); (4) any intentional act by you which  has a material detrimental effect on the Company’s reputation or business; (5) your repeated failure or inability to perform any reasonable assigned duties after written notice from the Company of, and a reasonable opportunity to cure, such failure or inability; or (6) your conviction (including any plea of guilty or nolo contendere) of any criminal act involving fraud, dishonesty, misappropriation or moral turpitude, or which impairs your ability to perform your duties with the Company.

For the purposes of this Agreement, “Good Reason” shall mean the occurrence of one or more of the following without your consent:

(a)	A material and adverse change in your duties or responsibilities;
(b)	The Company’s failure to pay your Base Salary or bonus when due;
(c)	The Company’s failure to grant you the stock options described above;
(d)	A relocation of your principal place of employment by more than 50 miles from your principal place of employment; or
(e)	The willful violation by the Company of any of its material obligations hereunder,

provided, that in each case Good Reason shall only exist if you have provided the Company with prompt written notice of your view that a Good Reason has occurred and your intention to resign for Good Reason, and the Company does not within 30 days following receipt of such notice cure the adverse effect of the event that you have asserted to be Good Reason for termination.

For purposes of this Agreement, “Disability” shall mean an illness, injury or other incapacitating condition as a result of which you are substantially unable to perform the services required to be performed under this letter agreement, with or without reasonable accommodation, for (i) one hundred twenty-five (125) consecutive days (or longer if such period is then required by law); or (ii) a period or periods aggregating more than one hundred eighty (180) days (or longer if such period is then required by law) in any period of twelve (12) consecutive months.

In the event of a “Change in Control” (as defined below) all the shares subject to then outstanding options held by you shall be fully vested and exercisable.

For the purposes of this Agreement, “Change of Control” is defined as any one of the following occurrences:

a)
Any “person” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the “Act”)), other than a trustee or other fiduciary holding securities of the Company under an employee benefit plan of the Company, becomes the “beneficial owner” (as defined in Rule 13d-3 promulgated under the Act), directly or indirectly, of the securities of Company representing more than 50% of (A) the outstanding shares of common stock of Company or (B) the combined voting power of the Company’s then-outstanding securities; or

b)	The sale or disposition of all or substantially all of Company’s assets (or any transaction having similar effect is consummated); or
c)
Company is party to a merger or consolidation that results in the holders of voting securities of Company outstanding immediately prior thereto failing to continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of Company or such surviving entity outstanding immediately after such merger or consolidation; or

d)	The dissolution or liquidation of Company.

The Company and you hereby agree that all controversies, claims or disputes arising out of or relating to this Agreement, your employment and/or the termination of your employment shall be settled by binding arbitration.  The costs of the arbitration shall be borne by the losing party.

This Agreement and the non-disclosure and stock option agreements referred to above constitute the entire agreement between you and the Company regarding the terms and conditions of your employment with the Company, and they supersede all prior  negotiations, representations or agreements between you and the Company.  The provisions of the Agreement regarding “at will” employment may only be modified by a document signed by you and an authorized representative of the Company.

Joan, we look forward to continuing to work with you at the Company.  Please sign and date this Agreement on the spaces provided below to acknowledge your acceptance of its terms.

Sincerely,

Salon Media Group, Inc.

/s/ Norman Blashka

By Norman Blashka, EVP and CFO

Agreed and Accepted:

/s/ Joan Walsh Joan Walsh	May 13, 2008 Date